Exhibit 99.1

Contacts:

Caraco Pharmaceutical – Jitendra Doshi - P: (313) 556-4104
Caraco Pharmaceutical – Thomas Versosky - P: (313) 556-4150

Caraco Pharmaceutical Laboratories, Ltd. Receives Notice Regarding NYSE Amex Continued Listing Standards

DETROIT, July 15, 2010 -- Caraco Pharmaceutical Laboratories, Ltd. (NYSE Amex: CPD) announced that on July 12, 2010, NYSE Amex notified the Company that it was not in compliance with the requirement under its continued listing standards that its audit committee be comprised of three independent members. On July 9, 2010, the Company informed NYSE Amex of its non-compliance with Section 803(B)(2)(a) of NYSE Amex Company Guide following the resignation of Mr. Madhava Reddy as a director of the Company on July 6, 2010, leaving two independent directors on the Company’s audit committee. Additionally, the Company notified NYSE Amex that it intends, in conformance with NYSE Amex rules, to add another independent director to the audit committee within 180 days of the resignation.

Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures, markets and distributes generic pharmaceuticals to the nation's largest wholesalers, distributors, drugstore chains and managed care providers.

Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limitation, the words “believe” or “expect” and similar expressions are intended to identify forward-looking statements. Such statements are based on management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission, including Part I, Item 1A of our most recent Form 10-K, and include but are not limited to: information of a preliminary nature that may be subject to adjustment, potentially not obtaining or delay in obtaining FDA approval for new products, governmental restrictions on the sale of certain products, development by competitors of new or superior products or less expensive products or new technology for the production of products, the entry into the market of new competitors, market and customer acceptance and demand for new pharmaceutical products, availability of raw materials, timing and success of product development and launches, dependence on few products generating majority of sales, product liability claims for which the Company may be inadequately insured, material litigation from product recalls, the purported class action lawsuits alleging federal securities laws violations, delays in returning the Company’s products to market, including loss of market share, increased reserves against the FDA-seized inventory, and other risks identified in this report and from time to time in our periodic reports and registration statements. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.